UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     June 22, 2005

Carter’s, Inc. The William Carter Company
(Exact name of each registrant as specified in its charter)

Delaware Massachusetts	001-31829 333-22155	13-3912933 04-1156680
(States or other jurisdiction of incorporation)	(Commission File Numbers)	(I.R.S. Employer Identification Nos.)

The Proscenium
1170 Peachtree Street NE, Suite 900
Atlanta, Georgia 30309

(Address of principal executive offices, including zip code)

(404) 745-2700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into Material Definitive Agreement.

On June 22, 2005, The William Carter Company (“TWCC”), a wholly-owned subsidiary of Carter’s, Inc. (“Carter’s”) entered into the First Supplemental Indenture (the “Supplemental Indenture”), dated as of June 22, 2005, among TWCC, the guarantors party thereto, and U.S. Bank National Association (as successor to State Street Bank and Trust Company) (“U.S. Bank”), as trustee.  The Supplemental Indenture amends the indenture (the “Indenture”) dated August 15, 2001 by and among TWCC, the guarantors party thereto, and U.S. Bank by eliminating substantially all of the restrictive covenants and certain events of default contained in the Indenture.

The foregoing summary of the Supplemental Indenture is subject to, and qualified in its entirety by, the Supplemental Indenture attached as Exhibit 2.1, and incorporated herein by reference.

Item 8.01.    Other Events and Regulation FD Disclosure.

On June 22, 2005, Carter’s issued a press release announcing the results to date of the previously announced cash tender offer and consent solicitation by its subsidiary, TWCC, for its outstanding 10.875% Senior Subordinated Notes due 2011 (the “Notes”).  As of 5:00 p.m., New York City time, on June 22, 2005, which was the deadline for holders to tender their Notes in order to receive the consent payment in connection with the offer, tenders and consents had been received from holders of $113,425,000 in aggregate principal amount of the Notes, representing approximately 99.7% of the outstanding Notes.  The tender offer remains open until 9:00 a.m., New York City time on July 14, 2005, which is extended from 9:00 a.m., New York City time, on July 8, 2005.  The total consideration and the tender offer consideration will be determined as of 2:00 p.m., New York City time, on June 29, 2005, which is 10 business days prior to the new expiration date.

Item 9.01.    Financial Statements and Exhibits.

(c) Exhibits:

Exhibit 2.1              Supplemental Indenture, dated June 22, 2005

Exhibit 99.1            Press Release of Carter’s, Inc., dated June 22, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARTER’S, INC.
THE WILLIAM CARTER COMPANY

June 23, 2005	By:	/s/ Michael D. Casey

Michael D. Casey
Executive Vice President and Chief Financial Officer